Realty Capital Securities

COMMUNICATION TO ADVISORS AFFILIATED WITH ARCT III SELLING GROUP MEMBERS - NOT FOR FURTHER DISTRIBUTION

Dear Financial Advisor,

We are writing to inform you that, through June 6, 2012, American Realty Capital Trust III, Inc. (“ARCT III”) has raised $770 million of the maximum $1.5 billion offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will close to new investments no later than September, 2012.

You firm has been an important part of the selling group and we appreciate your efforts to support ARCT III’s fundraising.

We will provide you with regular updates on the status of the ARCT III fundraising initiatives. We also invite you to visit http://www.arct-3.com for updates at any time on the status of the offering.

We invite you to download the RCS iPad application for the most up-to-date and comprehensive information on the RCS platform companies available to you. (available at www.rcsecurities.com/rcsapp or the iTunes App Store)

Michael Weil

Chairman and Chief Executive Officer

Not For Further DistributioN

Copyright (C) 2012 realty Capital securities, LLC All rights reserved.

realty Capital securities, LLC (Member FiNrA/siPC), is the dealer manager for American realty Capital trust iii. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

to obtain a prospectus for any of these offerings, please contact realty Capital securities, LLC (Member FiNrA/siPC),

Three Copley Place, suite 3300, boston, MA 02116, 877-373-2522.